Exhibit 99.2

XERIS PHARMACEUTICALS ANNOUNCES PRICING OF PUBLIC OFFERING OF SHARES

OF COMMON STOCK

CHICAGO, IL; February 13, 2019 – Xeris Pharmaceuticals, Inc. (Nasdaq: XERS), a specialty pharmaceutical company leveraging its novel technology platforms to develop and commercialize ready-to-use injectable and infusible drug formulations, today announced the pricing of the Company’s public offering of 5,880,000 shares of common stock at a public offering price of $10.00 per share, before underwriting discounts, for gross proceeds of $58.8 million. All shares of common stock will be offered by Xeris. The Company has also granted the underwriters a 30-day option to purchase from the Company up to an additional 882,000 shares of common stock at the public offering price, less the underwriting discount. The offering is expected to close on February 19, 2019, subject to customary closing conditions.

Jefferies, SVB Leerink, RBC Capital Markets and Mizuho Securities are acting as joint book running managers for the offering.

A registration statement relating to the shares being sold in this offering was declared effective by the Securities and Exchange Commission on February 13, 2019. The offering of these shares will be made only by means of a prospectus. Copies of the prospectus can be obtained from Jefferies LLC, Attention: Equity Syndicate Prospectus Departments, 520 Madison Avenue, 2nd Floor, New York, NY 10022; by phone at (877) 821-7388; or by email at Prospectus_Department@Jefferies.com; SVB Leerink LLC, Attention: Syndicate Department, One Federal Street, 37th Floor, Boston, MA 02110; by phone at (800) 808-7525, ext. 6132; or by email at syndicate@svbleerink.com; RBC Capital Markets, LLC, Attention: Equity Syndicate Department, 200 Vesey Street, 8th Floor, New York, NY 10281; by phone at (877) 822-4089; or by email at equityprospectus@rbccm.com; or Mizuho Securities USA LLC, Attention: Equity Capital Markets, 320 Park Ave., 12th Floor, New York, NY 10022-6815; by phone at (212) 205-7600; or by email at US-ECM@mizuhogroup.com.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About Xeris Pharmaceuticals, Inc.

Xeris is a specialty pharmaceutical company leveraging its novel technology platforms to develop and commercialize ready-to-use, room-temperature stable injectable and infusible drug formulations.

Investor Contact

Allison Wey

Senior Vice President, Investor Relations and Corporate Communications

awey@xerispharma.com

312-736-1237